Exhibit 99.2

JARDEN CORPORATION

Reconciliation of GAAP to NON GAAP

For the quarters ended March 31, 2012 and 2011

	Quarters ended
(in millions)	March 31, 2012	March 31, 2011
Reconciliation of Non-GAAP measure:
Net income	$35.1	$19.0
Income tax provision	21.8	11.8
Interest expense, net	44.7	45.1
Loss on early extinguishment of debt	—	12.8
Depreciation and amortization	35.9	40.1

Earnings before interest, taxes, depreciation and amortization (EBITDA)	137.5	128.8

Other adjustments:
Fair market value adjustment to inventory	—	5.3

AS ADJUSTED EBITDA (“Segment Earnings”)	$137.5	$134.1

Organic net sales growth is a non-GAAP measure of net sales growth excluding the impacts of foreign exchange, significant acquisitions and exited business from year-over-year comparisons. The Company believes this measure provides investors with a more complete understanding of the underlying sales trends by providing net sales on a consistent basis. Organic net sales growth is also one of the measures used by management to analyze operating performance. The following table provides a reconciliation of organic net sales growth to the comparable GAAP measure of net sales growth for the quarter ended March 31, 2012:

	For the quarter ending March 31, 2012
	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Elimination	Consolidated
Reconciliation of Non-GAAP measure:
Net sales growth	(1.1%)	0.3%	4.3%	3.2%	6.9%	0.8%
Foreign exchange impacts	0.7%	0.5%	1.9%	0.2%	—%	1.0%
(Acquisitions)/Exit of business	2.0%	0.8%	—%	—%	—%	1.1%

Organic net sales growth	1.6%	1.6%	6.2%	3.4%	6.9%	2.9%